                        [LETTERHEAD OF SIDLEY & AUSTIN]

                                                                       Exhibit 5
                                                                       ---------

                                June 8, 1998

AptarGroup, Inc.
475 West Terra Cotta Avenue, Suite E
Crystal Lake, Illinois 60014

          Re:  1,911,264 Shares of Common Stock,
               $.01 par value
               ---------------------------------

Ladies and Gentlemen:

          We refer to the Registration Statement on Form S-3 (the "Registration Statement") being filed by AptarGroup, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 1,911,264 shares of Common Stock, $.01 par value (the "Shares"), of the Company, together with 1,911,264 Preferred Stock Purchase Rights (the "Rights") associated therewith. The terms of the Rights are set forth in the Rights Agreement dated as of April 6, 1993 (the "Rights Agreement") between the Company and Chase Mellon Shareholder Service, L.L.C., as Rights Agent.

          We are familiar with the proceedings to date with respect to the proposed offering and sale of the Shares and the Rights and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion.

          Based on the foregoing, we are of the opinion that:

          1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

          2. The 249,295 Shares to be sold by the Company (the "Company Shares") will be legally issued, fully paid and non-assessable when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; (ii) the Company's Board of Directors or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and sale of the Company Shares as contemplated by the Registration Statement; and (iii) certificates representing the Company Shares shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof against payment of the agreed consideration therefor.

AptarGroup, Inc.
June 8, 1998
Page 2


          3. The 1,661,969 Shares to be sold by the selling stockholders (the "Selling Stockholder Shares") are legally issued, fully paid and non-assessable.

          4. The Rights associated with the Company Shares will be legally issued when (i) such Rights have been duly issued in accordance with the terms of the Rights Agreement and (ii) the Company Shares have been duly issued and paid for as set forth in paragraph 2.

          5. The Rights associated with the Selling Stockholder Shares are legally issued.

          We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to the sale of the Shares.

          This opinion is limited to the General Corporation Law of the State of Delaware and the laws of the United States of America.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.


                                    Very truly yours,

                                    /s/ Sidley & Austin